Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form type)

Sangoma Technologies Corporation

(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type		Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares	Rule 457(c)	12,271,637	$3.34(2)	$40,987,267.58	0.00011020	$4,516.80

	Total Offering Amounts					$40,987,267.58		$4,516.80
	Total Fees Previously Paid							—
	Total Fee Offsets(3)							—
	Net Fee Due							$4,516.80

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form F-3 (this “Registration Statement”) shall also cover an additional indeterminable number of common shares which become issuable by reason of any future share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding common shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon $3.34, the average of the high and low sales prices of the registrant’s common shares on the NASDAQ Global Select Market on March 27, 2023.

(3)	The registrant does not have any fee offsets.

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